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                         [COOPERS & LYBRAND LETTERHEAD]


                                                                 EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------




We consent to the inclusion in this registration statement on Form SB-2 of our report dated July 11, 1997 on our audits of the combined financial statements of Rockwell Medical Supplies, L.L.C. and Rockwell Transportation, L.L.C. and our report which includes an explanatory paragraph related to the uncertainty of the Company's ability to continue as a going concern, dated July 11, 1997, except for Note 11, as to which the date is July 22, 1997 on our audit of the consolidated financial statements of Rockwell Medical Technologies, Inc. We also consent to the reference to our Firm under the caption "Experts".





/s/ COOPERS & LYBRAND L.L.P.


Detroit, Michigan
July 22, 1997